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                                                                    EXHIBIT 23.4

                        [LETTERHEAD OF ARTHUR ANDERSEN]

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-20485 of Borg-Warner Automotive, Inc. on Form S-3 of our report dated June 14, 1996 on the combined financial statements of the Coltec Automotive OEM Business Group as of December 31, 1995 and 1994 and for the two years in the period ended December 31, 1995 included in Borg-Warner Automotive, Inc.'s current report on Form 8-K dated June 17, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/  ARTHUR ANDERSEN LLP

Detroit, Michigan

February 19, 1997